Exhibit 3.3

AGREEMENT AND PLAN OF MERGER

BETWEEN

DARWIN RESOURCES, INC.
(a Delaware Corporation),

AND

VITECH AMERICA, INC.
(a Florida Corporation)

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 28, 2007, between Darwin Resources, Inc., a Delaware corporation (“Delaware”), and Vitech America, Inc., a Florida corporation (the “Company”).

RECITALS

WHEREAS, Delaware is a corporation duly organized and existing under the laws of the State of Delaware;

WHEREAS, the Company is a corporation duly organized and existing under the laws of the State of Florida;

WHEREAS, the Board of Directors of Delaware and the Board of Directors of the Company deem it advisable to merge the Company with and into Delaware so that Delaware is the surviving corporation on the terms provided herein (the “Merger”).

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

MERGER

1.1    The Merger.  After satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, and subject to the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and Florida Statutes, the Company will merge with and into Delaware and Delaware shall file a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL and a Certificate of Merger with the Secretary of State of the State of Florida in accordance with the provisions of Florida Statutes and shall make all other filings or recordings required by Delaware or Florida law in connection with the Merger.  The Merger shall become effective upon the later filing of such Certificates of Merger with theSecretary of State of the State of Delaware and the Secretary of State of the State of Florida or at such later time as may be provided for in such Certificates of Merger (the “Effective Time”).  Upon the Effective Time, the separate corporate existence of the Company shall cease and Delaware shall be the surviving corporation (the “Surviving Corporation”).

1.2    Conditions to the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver (except as provided in this Agreement) of the following conditions:

(a)           This Agreement shall have been adopted by the sole stockholder of Delaware, in accordance with the requirements of the DGCL and the Certificate of Incorporation and Bylaws of Delaware;

(b)           This Agreement shall have been adopted by holders of at least a majority of the outstanding voting power of the Company in accordance with the requirements of the Florida Statutes and the Certificate of Incorporation and Bylaws of the Company;

1.3    Transfer, Conveyance and Assumption.  At the Effective Time, Delaware shall continue in existence as the Surviving Corporation and, without further transfer, succeed to and possess all rights, privileges, powers and franchises of Delaware, and all of the assets and property of whatever kind and character of the Company shall vest in Delaware, as the Surviving Corporation, without further deed; thereafter, Delaware, as the Surviving Corporation, shall be liable for all of the liabilities and obligations of the Company, and any claim or judgment against California may be enforced against Delaware, as the Surviving Corporation, in accordance with Section 259 of the DGCL and Florida Statutes.

1.4    Certificate of Incorporation; Bylaws.

(a) From and after the Effective Date, the Certificate of Incorporation of Delaware [shall be amended in its entirety as set forth in Annex A hereto, and, as so amended,] shall be the Certificate of Incorporation of the Surviving Corporation.

(b) From and after the Effective Date, the Bylaws of Delaware [shall be amended in their entirety as set forth in Annex B hereto, and, as so amended,] shall be the Bylaws of the Surviving Corporation.

1.5    Directors and Officers of the Surviving Corporation.  From and after the Effective Time, the directors and officers of Delaware serving as directors or officers of Delaware immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation.

ARTICLE II

CONVERSION OF SHARES

2.1    Conversion of Stock.

(a) Upon the Effective Time, by virtue of the Merger and without any action on the part of the holder of any outstanding share of common stock, par value $0.000001 per share, of Delaware (the “Common Stock”), each share Common Stock issued and outstanding immediately prior to the Effective Time shall remain unchanged and continue to remain outstanding as one share of Common Stock of the Surviving Corporation.

(b) Upon the Effective Time, by virtue of the Merger and without any action on the part of the holder of any outstanding share of Common stock, no par value per share, of the Company (the “Common Stock”), each share of Common Stock issued and outstanding immediately prior to the Effective Time shall remain unchanged and continue to remain outstanding as one share of Common Stock of the Surviving Corporation.

(c) Upon the Effective Time, by virtue of the Merger and without any action on the part of the holder of any outstanding share of series A preferred stock, no par value per share, of the Company (the “Series A Stock”), each share of Series A Stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of Series A Preferred stock, par value $0.000001 per share, of the Surviving Corporation.

(d) Upon the Effective Time, by virtue of the Merger and without any action on the part of the holder of any outstanding share of series B preferred stock, no par value per share, of the Company (the “Series B Stock”), each share of Series B Stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of Series B Preferred stock, par value $0.000001 per share, of the Surviving Corporation.

2.2 Shares of Dissenting Stockholders.  Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of capital stock of Delaware held by a person (a “Dissenting Stockholder”) who shall not have voted or consented in writing to adopt this Agreement and who properly demands appraisal for such shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted as described in Section 2.1, but shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the DGCL, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal.  If, after the Effective Time, such Dissenting Stockholder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Stockholder's shares of capital stock of Delaware shall no longer be considered Dissenting Shares for the purposes of this Agreement and such holder's shares of capital stock of Delaware shall thereupon be deemed to have been converted, at the Effective Time, as set forth in Section 2.1.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1    Representations and Warranties of Delaware.  Delaware hereby represents and warrants that it:

(a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted;

(b) is duly qualified to do business as a foreign person, and is in good standing, in each jurisdiction where the character of its properties or the nature of its activities make such qualification necessary;

(c) is not in violation of any provisions of its Certificate of Incorporation or Bylaws; and

(d) has full corporate power and authority to execute and deliver this Agreement and, assuming the adoption of this Agreement by the sole stockholder of Delaware in accordance with the DGCL and the Certificate of Incorporation and Bylaws of Delaware, consummate the Merger and the other transactions contemplated by this Agreement.

3.2    Representations and Warranties of the Company.  The Company hereby represents and warrants that it:

(a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has all the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted;

(b) is duly qualified to do business as a foreign person, and is in good standing, in each jurisdiction where the character of its properties or the nature of its activities make such qualification necessary;

(c) is not in violation of any provisions of its Certificate of Incorporation or Bylaws; and

(d) has full corporate power and authority to execute and deliver this Agreement and, assuming the adoption of this Agreement by the stockholders of the Company in accordance with the 607.1113, F.S. and the Certificate of Incorporation and Bylaws of the Company, consummate the Merger and the other transactions contemplated by this Agreement.

ARTICLE IV

TERMINATION

4.1    Termination.  At any time prior to the Effective Time, this Agreement may be terminated and the Merger abandoned for any reason whatsoever by the Board of Directors of Delaware or the Board of Directors of the Company, notwithstanding the adoption of this Agreement by the stockholders of Delaware or the Company.

ARTICLE V

FURTHER ASSURANCES

5.1    Further Assurances as to Delaware.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignment, conveyance or assurance in law or any other acts are necessary or desirable to (i) vest, perfect or confirm in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, the Company and its proper officers shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise carry out the purposes of this Agreement; and the officers and directors of the Surviving Corporation are fully authorized in the name of the Company or otherwise to take any and all such action.

ARTICLE VI

MISCELLANEOUS

6.1    Amendment.  At any time prior to the Effective Time, this Agreement may be amended, modified or supplemented by the Board of Directors of Delaware and the Board of Directors of the Company, whether before or after the adoption of this Agreement by the stockholders of Delaware and the Company; provided, however, that after any such adoption, there shall not be made any amendment that by law requires the further approval by such stockholders of Delaware or the Company without such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of Delaware and the Company.

6.2    No Waivers.  No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege,.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

6.3    Assignment; Third Party Beneficiaries.  Neither this Agreement, nor any right, interest or obligation hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement is not intended to confer any rights or benefits upon any person other than the parties hereto.

6.4    Governing Law. This Agreement shall in all respects be interpreted by, and construed, interpreted and enforced in accordance with and pursuant to the laws of the State of Delaware/Florida.

6.5    Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.6    Entire Agreement.  This Agreement and the documents referred to herein are intended by the parties as a final expression of their agreement with respect to the subject matter hereof, and are intended as a complete and exclusive statement of the terms and conditions of that agreement, and there are not other agreements or understandings, written or oral, among the parties, relating to the subject matter hereof.  This Agreement supersedes all prior agreements and understandings, written or oral, among the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first stated above.

Darwin Resources, Inc.

/s/ Mark Rentschler
Name: Mark Rentschler
Title: President, Secretary & Director

Vitech America, Inc.

/s/ Mark Rentschler
Name: Mark Rentschler
Title: President, Secretary & Director

 CERTIFICATE OF THE SECRETARY

OF

DARWIN RESOURCES, INC.

The undersigned, being the Secretary of Delaware Corp., a Delaware corporation (“Delaware”), does hereby certify pursuant to Section 252 of the General Corporation Law of the State of Delaware that the sole stockholder of Darwin Resources, Inc., duly adopted this Agreement and Plan of Merger by[a written consent to action without a meeting pursuant to and in accordance with Section 228 of the General Corporation Law of the State of Delaware.]

/s/ Mark Rentschler
Name: Mark Rentschler
Title: President, Secretary & Director
Dated:  September 28, 2007